Exhibit 99.1

WAUSAU PAPER REPORTS FOURTH-QUARTER

AND FULL-YEAR 2013 RESULTS

MOSINEE, WI – February 10, 2014 – Wausau Paper (NYSE:WPP) reported:

•

Completed strategic transformation to a Company 100% focused on tissue during 2013

•

Continued strong case volume growth with fourth quarter growth up 7.4% and full year 2013 growth up 4.4%

•

Sequentially improved adjusted quarterly EBITDA

•

Reaffirms fourth quarter 2014 guidance of $20-24MM EBITDA; modestly revises full year 2014 guidance to $60-$70MM EBITDA from $65-$70MM

Financial Results

•

Net sales increased 4.8 percent to $91.1 million in the fourth quarter of 2013, a fourth quarter record, compared to $87.0 million in the fourth quarter of 2012. Full-year 2013 net sales increased 1.3 percent to $348.6 million compared to $344.2 million for full year 2012.

•

On a reported basis, fourth-quarter 2013 results from continuing operations were a net loss of $0.16 per share. Excluding special items, adjusted net loss per share from continuing operations were $0.00, improving sequentially from the third quarter of 2013 adjusted net loss from continuing operations, excluding special items, of $0.02 per share. Fourth quarter adjusted EBITDA was $11.6 million, up from adjusted EBITDA of $10.6 million in the third quarter of 2013.

•

On a reported basis, full-year 2013 results from continuing operations were a net loss of $0.57 per share. Excluding special items, the adjusted net loss from continuing operations in 2013 was $0.15 per share, compared to net earnings of $0.19 per share for 2012.

•

Compared to the third quarter of 2013, results of continuing operations in the fourth quarter were impacted by costs associated with an unplanned 3.5 day outage on the new towel and tissue machine in Harrodsburg, Kentucky, to improve operational performance, additional incentives and rebates resulting from increased sales volume, more competitive pricing in support product categories and professional fees associated with proxy and advisory services. These unfavorable impacts were more than offset by better than expected wastepaper pricing and the continued momentum gain of the new DublNature® premium products.

Case Volume Growth of 7.4%

•

Fourth-quarter case shipment volume increased 7.4 percent in 2013 compared to the same period in 2012, and represented a quarterly Company shipment record with over 4,393,000 cases.

•

Strategic products, those products that are sold through proprietary dispensing systems or produced with premium substrates, were up 5.2 percent in the fourth quarter of 2013 compared to the same quarter in 2012.

•

DublNature brand of premium products continued to gain momentum in the market and, in the second half of 2013, were up approximately 33 percent over 2012 shipment levels.

Rightsizing

•

The Company has relocated operations, logistics and procurement functions to its Kentucky site and centralized remaining information technology, finance and shared services in Wisconsin. The majority of senior leadership is based in Kentucky, including manufacturing leadership.

•

Overall $9 million of annualized cost reduction initiatives were in place at the end of 2013, including reduction of approximately 20 percent in salaried staffing levels.

Henry C. Newell, president and CEO, commented, “Wausau Paper is now uniquely positioned to create value as a company 100 percent focused on tissue, with a highly differentiated strategy that will continue to demonstrate above market rates of growth and expanding margins. Over the past year, we have completed the strategic repositioning of the Company, ramped up our Harrodsburg operations and launched a total of 20 new premium towel and tissue products – with more new products to come in 2014. As a result, our shipment volume grew 2 to 3 times the market’s growth rate, with second half growth of 4 to 5 times the market, and expanded adjusted EBITDA and adjusted EBITDA margins every quarter.”

Outlook

For the full year 2014, we reaffirm our guidance of 6 percent annual case shipment growth, with the EBITDA in fourth quarter of 2014 in a range of $20 to $24 million and EBITDA margins of 20 and 24 percent. We anticipate 2014 fourth-quarter net earnings from continuing operations of $0.10 to $0.13 per share.

Full-year 2014 guidance is revised from EBITDA in a range of $65 to $70 million, with EBITDA margins of 17 to 19 percent, and net earnings per share from continuing operations of $0.21 to $0.28, to EBITDA in a range of $60 to $70 million, EBITDA margins of 16 to 19 percent, and net earnings per share from continuing operations of $0.14 to $0.28.

We expect the first half of 2014 to be pressured by normal seasonal decline in demand, continued competitive pricing in the support categories of our product mix and production trials supporting the launch of our new to the market Artisan™ products. In addition, we anticipate continuing professional fees related to proxy and advisory services and increased energy costs.

2013 FOURTH-QUARTER AND FULL-YEAR RESULTS

Continuing Operations

The following fourth-quarter and full-year discussion, as well as the financial highlights and other information summarized in the preceding discussion, contain comparisons of financial elements including adjusted EBITDA, adjusted EBITDA margin, adjusted net earnings (loss) and adjusted net earnings (loss) per share. These presentations are not in accordance with generally accepted accounting principles (GAAP). The Company believes that the presentation of select non-GAAP measures provides a useful analysis of ongoing operating trends. Please refer to the attached Reconciliation of Non-GAAP Financial Measures.

Excluding special items, the fourth quarter resulted in an adjusted net loss of $0.3 million, or $0.00 per share. Prior-year fourth-quarter performance, excluding special items, was adjusted net earnings of $2.4 million, or $0.05 per share. On a reported basis, the fourth quarters of 2013 and 2012 were net losses of $0.20 per share and $0.05 per share, respectively.

The full year of 2013, excluding special items, resulted in an adjusted net loss of $7.4 million, or $0.15 per share, compared to prior-year net earnings, excluding special items, of $9.6 million, or $0.19 per share.

Due to the significant investment of capital and resources connected with the Company’s Tissue expansion project, comparability of quarter-over-quarter and year-over-year after-tax net results, excluding special items, has been impacted by:

(in millions, except per share data)	Three Month After-Tax Impact		Full Year After-Tax Impact
	$	Per share	$	Per share
Startup, outage and inventory transition costs	$0.8	$0.01	($4.7)	($0.10)
Incremental depreciation/interest expense	($1.8)	($0.05)	($9.5)	($0.19)

On a continuing operations basis, adjusted EBITDA and EBITDA margin for the fourth quarters of 2013 and 2012 were $11.6 million, or 12.7 percent, and $13.4 million, or 15.4 percent, respectively. Full-year adjusted EBITDA and EBITDA margin was $36.9 million, or 10.6 percent in 2013 compared to $50.5 million, or 14.7 percent in 2012.

Fourth-quarter net sales for 2013 were $91.1 million, increasing 4.8 percent compared to $87.0 million reported for the fourth quarter of 2012. On a 12 month basis, net sales increased 1.3 percent to $348.6 million in 2013 compared to $344.2 million in 2012.

As expected, case shipment volume increased as the new line of premium DublNature products was more broadly distributed into the away-from-home market and EcoSoft® branded products continued their strong performance. In total, volume in the fourth quarter improved 7.4 percent over the prior-year period, resulting in full-year growth of 4.4 percent, or 2 to 3 times the rate of market growth.

After being down approximately 1 percent in the first half of 2013 compared to the same period in 2012, second-half volume in strategic product categories improved more than 6 percent over the prior-year second-half, with fourth quarter shipments in 2013 increasing more than 5 percent over the same period in 2012. Full year volume in our support product categories grew more than 6 percent over 2012, with second half volume increasing nearly 9 percent over the prior-year’s second half and fourth quarter shipments in 2013 increasing nearly 10 percent over the prior-year quarter.

The normalized effective tax rate for 2013 was 37.9 percent. In the fourth quarter of 2013, the Company recognized additional income tax expense of approximately $8.0 million, or $0.16 per share, related to an income tax valuation allowance for a portion of the existing cellulosic biofuels credit that will likely not be utilized to offset taxable income prior to its expiration in 2015. For the full year of 2013, the Company recognized approximately $21.0 million, or $0.42 per share, of additional income tax expense. The full year includes the income tax valuation allowance recognized in the fourth quarter of 2013 and approximately $13.0 million, net of federal tax benefit, or $0.26 per share, recognized in prior 2013 quarters that was primarily related to certain state income tax carryforwards that will likely not be utilized in future years due to the sale of the specialty paper business in the second quarter of 2013.

Discontinued Operations

During the second quarter of 2013, the Company completed the sale of its specialty paper business, including its manufacturing facilities in Mosinee and Rhinelander, Wisconsin. This transaction, combined with the first quarter closure of the technical specialty paper mill in Brainerd, Minnesota, results in the Company’s former Paper segment being reclassified as a discontinued operation and therefore is presented separately from continuing operations in all periods presented in the condensed consolidated statements of operations.

For the fourth quarter of 2013, discontinued operations resulted in a loss, net of tax, of $2.2 million, or $0.04 per share, compared to a loss of $2.7 million, net of tax, or $0.05 per share, for the fourth quarter of 2012. Included in the loss, net of tax, in the fourth quarter of 2013 are after-tax closure-related costs of $1.5 million, or $0.03 per share.

For the full year, discontinued operations, net of tax, resulted in a net loss of $69.1 million, or $1.40 per share in 2013. 2013 full-year results include an impairment charge of $40.7 million, net of tax, or $0.82 per share, and after-tax closure-related costs of $4.5 million, or $0.09 per share, related to the Company’s second-quarter 2013 sale of its specialty paper business; and $29.2 million, or $0.59 per share, in after-tax charges related to the closure of the Brainerd mill, which were partially offset by after-tax results of operations of $5.3 million, or $0.11 per share. For 2012, full-year discontinued operations resulted in earnings, net of tax, of $2.2 million, or $0.05 per share, and included a gain on the sale of the business of $7.7 million, net of tax, or $0.16 per share; closure-related costs of $4.2 million, net of tax, or $0.08 per share, and a net loss from operations of $1.3 million, net of tax, or $0.03 per share.

CONFERENCE CALL

Wausau Paper’s fourth-quarter conference call is scheduled for 9:00 a.m. Central - 10:00 a.m. Eastern on Tuesday, February 11, and can be accessed through the investor information section of the Company’s website at www.wausaupaper.com. A replay of the webcast will be available at the same site through February 18.

INVESTOR AND MEDIA CONTACT:

Perry Grueber

Director Investor Relations

Email:   pgrueber@wausaupaper.com

Phone: 715.692.2056

About Wausau Paper:

Wausau Paper produces and markets a complete line of away-from-home towel and tissue products, is headquartered in Mosinee, Wisconsin, and is listed on the NYSE under the symbol WPP. To learn more about Wausau Paper visit: www.wausaupaper.com.

Safe Harbor under the Private Securities Litigation Reform Act of 1995: The matters discussed in this news release concerning the Company’s future performance or anticipated financial results are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in these statements. Among other things, these risks and uncertainties include the strength of the economy and demand for paper products, increases in raw material and energy prices, manufacturing problems at Company facilities, and other risks and assumptions described under “Information Concerning Forward-Looking Statements” in Item 7 and in Item 1A of the Company’s Form 10-K for the year ended December 31, 2012. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

# # #

Wausau Paper

Year Ended December 31, 2013

(in thousands, except per share amounts)
Condensed Consolidated Statements	Three Months		Years
of Operations (Unaudited)	Ended December 31,		Ended December 31,
	2013	2012	2013	2012
Net sales	$ 91,104	$ 86,961	$ 348,584	$ 344,182
Cost of sales	75,964	72,072	298,982	280,442
Gross profit	15,140	14,889	49,602	63,740
Selling & administrative expenses	12,921	13,694	52,186	62,603
Operating profit (loss)	2,219	1,195	(2,584)	1,137
Interest expense	(1,962)	(971)	(8,802)	(3,330)
Other income (expense), net	11	(14)	(4)	(51)
Earnings (loss) from continuing operations before income taxes	268	210	(11,390)	(2,244)
Provision (credit) for income taxes	8,090	(23)	16,793	(682)
(Loss) earnings from continuing operations	(7,822)	233	(28,183)	(1,562)
(Loss) earnings from discontinued operations, net of taxes	(2,160)	(2,691)	(69,082)	2,238
Net (loss) earnings	$ (9,982)	$ (2,458)	$ (97,265)	$ 676

Net (loss) earnings per share (basic and diluted):
Continuing operations	$ (0.16)	$ 0.00	$ (0.57)	$ (0.03)
Discontinued operations	(0.04)	(0.05)	(1.40)	0.05
Net (loss) earnings per share*	$ (0.20)	$ (0.05)	$ (1.97)	$ 0.01

Weighted average shares outstanding-basic	49,449	49,323	49,411	49,312
Weighted average shares outstanding-diluted	49,449	49,542	49,411	49,312

* Totals may not foot due to rounding differences.

Condensed Consolidated Balance Sheets (Unaudited) (Note 1)	December 31,	December 31,
	2013	2012
Current assets	$ 99,195	$166,856
Property, plant, and equipment, net	298,962	460,656
Other assets	74,817	73,203
Assets of discontinued operations	8,589	–
Total Assets	$481,563	$700,715

Current liabilities	$ 71,983	$ 98,186
Long-term debt	150,000	196,200
Other liabilities	88,555	199,995
Liabilities of discontinued operations	2,883	833
Stockholders' equity	168,142	205,501
Total Liabilities and Stockholders' Equity	$481,563	$700,715

Condensed Consolidated Statements of Cash Flows (Unaudited) (Note 1)	Years
	Ended December 31,
	2013	2012
Cash flows from operating activities:
Net (loss) earnings	$ (97,265)	$ 676
Provision for depreciation, depletion, and amortization	82,048	47,642
Gain on sale of business	–	(12,515)
Impairment of long-lived assets	64,548	2,075
Non-cash inventory, spare parts and other writedowns	6,653	–
Deferred income taxes	(25,373)	(2,077)
Other non-cash items	2,381	895
Changes in operating assets and liabilities:
Receivables	(972)	21,726
Inventories	(2,393)	18,235
Other assets	(22,793)	(20,568)
Accounts payable and other liabilities	(8,489)	(20,161)
Net cash (used in) provided by operating activities	(1,655)	35,928

Cash flows from investing activities:
Capital expenditures	(37,466)	(149,424)
Grants received for capital expenditures	–	236
Proceeds from sale of business	105,067	20,817
Proceeds from sale of assets	1,243	7,194
Net cash provided by (used in) investing activities	68,844	(121,177)

Cash flows from financing activities:
Net payments of commercial paper	(40,700)	32,050
Borrowings under credit agreement	65,000	8,500
Payments under credit agreement	(70,500)	(3,000)
Issuances of notes payable	–	50,000
Payments under industrial development bond agreement	–	(19,000)
Proceeds from stock option exercises	490	–
Dividends paid	(5,929)	(5,918)
Net cash (used in) provided by financing activities	(51,639)	62,632

Net increase (decrease) in cash and cash equivalents	$ 15,550	$ (22,617)

Note 1.

Basis of Presentation

Balance sheet amounts at December 31, 2013, are unaudited.  The December 31, 2012, balance sheet amounts are derived from audited financial statements, and included liabilities of discontinued operations related to the Brokaw mill.  The assets and liabilities of the specialty paper business and Brainerd mill have not been reclassified in the December 31, 2012 balance sheet.  The statements of cash flows for the year ended December 31, 2013 are unaudited and have not been adjusted to separately disclose cash flows related to discontinued operations.  The statements of cash flows for the year ended December 31, 2012 are derived from audited financial statements and have not been adjusted to separately disclose cash flows related to discontinued operations. See Note 2 for additional discussion of Discontinued Operations.

Note 2.

Discontinued Operations, Net of Tax

We determined that the sale of the specialty paper business, and closure of the Brainerd and Brokaw mills, all met the criteria for discontinued operations presentation as established in Accounting Standards Codification Subtopic 205-20, "Discontinued Operations". The results of operations of the specialty paper business, Brainerd, and Brokaw mills have been reported as discontinued operations in the Condensed Consolidated Statements of Operations for all periods presented.  The corresponding assets and liabilities of the discontinued operations have been reclassified in accordance with authoritative literature on discontinued operations when the respective component met the criteria for discontinued operations presentation.

On June 26, 2013, we completed the sale of the specialty paper business, which excluded the assets of the Brainerd, Minnesota mill. The sale generated an impairment charge of $40.7 million.  Included in the impairment charge is a credit of approximately $3.7 million related to pension and other postretirement plan settlements, curtailments, and special termination benefits resulting from the sale transaction.  Additionally, expenses related to severance and benefits, contract termination costs, and other associated closure costs totaled $0.9 million and $4.5 million, respectively, in the three months and year ended December 31, 2013.  No significant additional closure charges are anticipated.

In February 2013, we announced the planned closure of our technical specialty paper mill in Brainerd, Minnesota.  Closure charges for the three months and year ended December 31, 2013, were $0.6 million and $29.2, respectively.  The charges for the year ended December 31, 2013 are primarily a result of accelerated depreciation on mill assets, an adjustment of mill inventory and spare parts to net realizable value, severance and benefit continuation costs, and other associated closure costs. No significant additional closure charges are anticipated.

In December 2011, we announced that our Board of Directors had approved the sale of our premium Print & Color brands, and the closure of our Brokaw, Wisconsin paper mill.  The sale of the premium Print & Color brands, select paper inventory, and certain manufacturing equipment closed on January 31, 2012, generating proceeds of $20.5 million and a gain of $7.7 million.  We permanently ceased papermaking operations at the mill on February 10, 2012.

Note 3.

Defined Benefit Pension Plans

Within continuing operations, in the three months and year ended December 31, 2013, we incurred pre-tax charges of $0.9 million and $3.0 million, respectively, related  to settlement charges associated with a cash balance pension plan.  Within continuing operations, in the three months and year ended December 31, 2012, we incurred pre-tax charges of $0.5 million and $7.1 million, respectively, related to settlement charges associated with various defined benefit pension plans.  The pre-tax charges are included in selling and administrative expenses in the three months and years ended December 31, 2013 and 2012.

Note 4.

Income Taxes

In the three months ended December 31, 2013, our effective income tax rate related to earnings (loss) from continuing operations before income taxes was impacted by an adjustment made to our provision for taxes of approximately $8.0 million.  The adjustment was related to an income tax valuation allowance for a portion of an existing cellulosic biofuels credit that will likely not be utilized to offset taxable income in the future.  In addition to the adjustment made in the fourth quarter of 2013, the effective income tax rate for the year ended December 31, 2013, was impacted by an adjustment made to our provision for income taxes, net of federal tax benefit, of approximately $13.0 million, with approximately $12.6 million of the amount related to certain state income tax carryforwards that will likely not be utilized to offset taxable income in the future.

Note 5.

Supplemental Information for Continuing Operations

(In thousands, except ton data)	Three Months		Years
	Ended December 31,		Ended December 31,
	2013	2012	2013	2012

Depreciation and amortization (unaudited)	$ 10,057	$ 8,677	$ 39,774	$ 30,573

Tons sold (unaudited)	47,538	45,202	181,046	177,458

Cases shipped (unaudited)	4,393	4,091	16,729	16,021

Note 6.

Reconciliation of Non-GAAP Financial Measures (unaudited)

The following tables set forth certain non-U.S. generally accepted accounting principles ("GAAP") financial metrics.  Management believes that the financial metrics presented are frequently used by investors and provide a useful analysis of ongoing operating trends.  These metrics are presented as a complement to enhance the understanding of operating results but are not a substitution of GAAP results.  The totals in the tables may not foot due to rounding differences.

	Three Months Ended	Three Months Ended
(in thousands)	December 31, 2013	December 31, 2012

Net loss	$ (9,982)	$ (2,458)
Loss from discontinued operations, net of taxes	2,160	2,691
Provision (credit) for income taxes	8,090	(23)
Interest expense and other, net	1,951	985
Operating profit	2,219	1,195
Depreciation, depletion, and amortization	10,057	8,677
EBITDA	$ 12,276	$ 9,872

Net sales	$ 91,104	$ 86,961
EBITDA margin	13.5%	11.4%

EBITDA	$ 12,276	$ 9,872
Capital related expenses(1)	–	2,985
(Credit) charge for contract at former manufacturing facility(2)	(1,569)	–
Defined benefit retirement plan settlement charges	890	519
Adjusted EBITDA	$ 11,597	$ 13,376

Net sales	$ 91,104	$ 86,961
Adjusted EBITDA margin	12.7%	15.4%

Adjusted EBITDA	$ 11,597	$ 13,376
Depreciation, depletion, and amortization	10,057	8,677
Adjusted operating profit	$ 1,540	$ 4,699

	Year Ended	Year Ended
(in thousands)	December 31, 2013	December 31, 2012

Net (loss) earnings	$ (97,265)	$ 676
Loss (earnings) from discontinued operations, net of taxes	69,082	(2,238)
Provision (credit) for income taxes	16,793	(682)
Interest expense and other, net	8,806	3,381
Operating (loss) profit	(2,584)	1,137
Depreciation, depletion, and amortization	39,774	30,573
EBITDA	$ 37,190	$ 31,710

Net sales	$348,584	$344,182
EBITDA margin	10.7%	9.2%

EBITDA	$ 37,190	$ 31,710
Capital related expenses(1)	–	8,353
(Credit) charge for contract at former manufacturing facility (2)	(3,282)	3,324
Defined benefit retirement plan settlement charges	3,011	7,147
Adjusted EBITDA	$36,919	$ 50,534

Net sales	$348,584	$344,182
Adjusted EBITDA margin	10.6%	14.7%

Adjusted EBITDA	$ 36,919	$ 50,534
Depreciation, depletion, and amortization	39,774	30,573
Adjusted operating (loss) profit	$ (2,855)	$ 19,961

	Three Months Ended		Years Ended
	December 31,		December 31,
(in thousands)	2013	2012	2013	2012

Net (loss) earnings	$(9,982)	$(2,458)	$(97,265)	$ 676
Loss (earnings) from discontinued operations, net of tax	2,160	2,691	69,082	(2,238)
Capital related expenses, net of tax(1)	–	1,881	–	5,262
(Credit) charge for contract at former manufacturing facility, net of tax(2)	(988)	–	(2,068)	2,094
Income tax valuation allowance	7,960	–	20,968	–
Settlement of income tax matters	–	–	–	(728)
Defined benefit retirement plan settlement charges, net of tax	561	327	1,897	4,503
Adjusted net (loss) earnings	$ (289)	$ 2,441	$ (7,386)	$9,569

	Three Months Ended		Years Ended
	December 31,		December 31,
(all amounts in dollars per diluted share)	2013	2012	2013	2012

Net (loss) earnings per share	$(0.20)	$(0.05)	$(1.97)	$0.01
Loss (earnings) from discontinued operations, net of tax	0.04	0.05	1.40	(0.05)
Capital related expenses, net of tax(1)	–	0.04	–	0.11
(Credit) charge for contract at former manufacturing facility, net of tax(2)	(0.02)	–	(0.04)	0.04
Income tax valuation allowance	0.16	–	0.42	–
Settlement of income tax matters	–	–	–	(0.01)
Defined benefit retirement plan settlement charges, net of tax	0.01	0.01	0.04	0.09
Adjusted net (loss) earnings per share*	$(0.00)	$0.05	$(0.15)	$0.19

(1)  Expenses associated with the Tissue expansion project at Harrodsburg, Kentucky.

(2)  Credit/charges associated with a natural gas transportation contract for a former manufacturing facility in Groveton, New Hampshire.

*  Totals may not foot due to rounding differences.